Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Viridian Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	15,024,238 (1)(2)	$15.67 (3)	$235,429,809.46 (3)	$147.60 per $1,000,000	$34,749.44
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$235,429,809.46 (3)	—	$34,749.44
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$34,749.44

(1)

The shares of common stock will be offered for resale by the Selling Stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	This registration statement registers the resale of 15,024,238 outstanding shares of common stock of the Registrant held by the Selling Stockholders.
(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the registrant’s common stock on November 27, 2023 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act), as reported on The Nasdaq Capital Market.